Exhibit 99.1

MELA Sciences, a Leader in the Fight Against Melanoma, Announces Second Quarter 2013 Financial Results;

Announces Restructuring

IRVINGTON, NY, August 7, 2013 — MELA Sciences, Inc. (NASDAQ: MELA), the medical device company that has developed and is commercializing MelaFind®, the first and only FDA approved optical diagnostic device for melanoma detection used by dermatologists in their fight against melanoma, today announced financial results for the second quarter ended June 30, 2013. The company also announced a restructuring of operations.

Second Quarter 2013 and Recent Performance Highlights:

•	Achieved revenue of $144,400 for second quarter 2013.

•	Ended the second quarter with an installed base of 145 MelaFind systems and continue to work with dermatology customers to successfully incorporate MelaFind into their practices;

•	Ended the second quarter with signed user agreements for 168 MelaFind systems in the US and Germany, of which 23 were pending installation.

•	Successful summer dermatology meetings:

•	8th World Congress of Melanoma meeting in Hamburg, Germany

•	MELA Sciences held a symposium with over 100 attendees, many of whom are considered leaders within dermatology.

•	Summer American Academy of Dermatology (AAD) meeting in New York

•	Hosted several meetings with leading experts in dermatology to formalize our Key Opinion Leader (KOL) and User Advisory Boards

MELA Sciences is effecting a restructuring of its operations to focus on improving commercial execution and to position the company to support sustainable revenue growth and eventual profitability. Through the restructuring, management is establishing a cost structure that is more commensurate with the current and projected level of revenues, and will reallocate resources within commercial sales and marketing initiatives intended to improve business processes and support accelerated revenue growth. The restructuring is expected to reduce headcount by approximately 25% percent.

As a result of the restructuring, MELA Sciences expects to take a non-recurring charge of approximately $100,000 in the third quarter of 2013. The company expects payroll and related cost savings of approximately $2.7 million per year compared to fiscal 2012, with initial impact benefitting third quarter 2013 results. Additional operating savings will also be realized starting immediately.

“While we are not pleased with the commercial traction that MelaFind has gained to date, we have embarked on the restructuring announced today along with several strategic initiatives to build a successful and profitable business. Based on continued strong clinician feedback, the significant market opportunity and meaningful advantages MelaFind offers to the dermatologist, along with cost-improving activities that are underway, we are more enthusiastic about our long term prospects than ever before,” said Robert Coradini, Interim Chief Executive Officer of MELA Sciences. “We are developing a strategic plan to increase utilization and drive adoption. The bottom line is that the technology is robust and the cost improvements are clear. We are striving to achieve commercial success of MelaFind, drive meaningful revenue acceleration and manage expenses thoughtfully and with discipline, all with an eye toward eventual profitability.”

MelaFind is the Company’s breakthrough non-invasive and objective automated point of care system for use when a dermatologist chooses to obtain additional information for a decision to biopsy clinically atypical pigmented skin lesions with one or more clinical or historical characteristics of melanoma.

Second Quarter 2013 Financial Results

Revenues for the three months ended June 30, 2013 were $144,400 compared to $75,760 reported for the same period in 2012. Deferred revenues reported as of June 30, 2013 were $434,030 versus deferred revenues of $87,980 reported as of June 30, 2012. Revenues for the second quarter 2013 were based on 145 installed MelaFind systems, 19 of which were placed in the second quarter. Reported revenues do not account for 23 additional user agreements that were signed in the quarter that are pending installation and training of staff. Deferred revenues reflect the timed recognition of the installation fee revenue over the term of the user agreement, which is generally two years.

The Company’s net loss for the three months ended June 30, 2013 was $7.4 million, or $0.17 per diluted share, compared to a net loss of $5.5 million, or $0.18 per diluted share, for the same period in 2012. The increase in the net loss was primarily attributable to Selling, General and Administrative expenses related to the expansion of the Company’s sales force and the Company’s incremental marketing costs as well as the increase in direct costs associated with the placement of MelaFind systems in dermatologists’ offices.

As of June 30, 2013, the Company’s cash and cash equivalents were $15.2 million.

Year to Date 2013 Financial Results

Revenues for the six months ended June 30, 2013 were $288,500 compared to $87,000 reported for the same period in 2012. The Company’s net loss for the six months ended June 30, 2013 was $13.9 million, or $0.34 per diluted share, compared to a net loss of $11.2 million, or $0.37 per diluted share, for the same period in 2012. The increase in the net loss was primarily attributable to Selling, General and Administrative expenses related to the expansion of the Company’s sales force and the Company’s incremental marketing costs as well as the increase in direct costs associated with the placement of MelaFind systems in dermatologists’ offices.

Conference Call

MELA Sciences will host a conference call today at 4:30 PM EST to discuss second quarter 2013 quarterly results. To participate in the call, dial 1-877-303-9205 approximately 10 minutes before the conference call is scheduled to begin. To listen via live webcast, please go to the investor relations section of the MELA Sciences website at http://www.melasciences.com approximately 10 minutes prior to the teleconference start time. If you are unable to participate during the live conference call and webcast, the conference call audio cast will be archived and available for replay for approximately 90 days.

About MELA Sciences, Inc.

MELA Sciences is a medical device company focused on the commercialization of its flagship product, MelaFind®, and its further design and development. MelaFind is a non-invasive tool to provide additional information to dermatologists during melanoma skin examinations. The device uses light from visible to near-infrared wavelengths to evaluate skin lesions up to 2.5 mm beneath the skin. The device provides information on a lesion’s level of morphologic disorganization to provide additional objective information that may be used by dermatologists in the biopsy decision-making process. MelaFind has been approved by the US Food and Drug Administration for use in the US. In addition, MelaFind has received CE Mark approval and is approved for use in the European Union.

For more information on MELA Sciences, visit www.melasciences.com.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes,” “assumes,” “predicts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant known and unknown uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the company and the medical device industry in general, as well as more specific risks and uncertainties facing the company such as those set forth in its reports on Forms 10-Q and 10-K filed with the US Securities and Exchange Commission (the “SEC”). Factors that might cause such a difference include whether MelaFind® achieves market acceptance. Given the uncertainties affecting companies in the medical device industry such as the Company, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. The Company urges you to carefully review and consider the disclosures found in its filings with the SEC which are available at www.sec.gov and www.melasciences.com.

For further information contact:

For Investors

Lynn Pieper

Westwicke Partners

415-202-5678

For Media

Diana Garcia Redruello

PR@melasciences.com

MELA SCIENCES, INC.

CONDENSED BALANCE SHEETS

	June 30, 2013	December 31, 2012
	(unaudited)	*
ASSETS
Current Assets:
Cash and cash equivalents	$15,152,498	$7,861,524
Accounts receivable, net	208,259	179,956
Inventory, net	276,502	675,602
Prepaid expenses and other current assets	747,420	965,624

Total Current Assets	16,384,679	9,682,706
Property and equipment, net	10,011,761	7,349,531
Patents and trademarks, net	44,333	47,308
Deferred financing costs	71,364	106,141
Other assets	87,627	84,127

Total Assets	$26,599,764	$17,269,813

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,809,242	$1,850,102
Accrued expenses	1,222,359	956,541
Loan payable	353,283	—
Deferred placement revenue	290,740	171,726
Other current liabilities	53,792	40,811

Total Current Liabilities	3,729,416	3,019,180

Long Term Liabilities:
Deferred placement revenue	143,290	131,651
Loan payable	5,008,846	—
Long-term interest payable	51,922	—
Deferred rent	131,946	143,772

Total Long Term Liabilities	5,336,004	275,423

Total Liabilities	9,065,420	3,294,603

Stockholders’ Equity
Preferred stock — $.10 par value; authorized 10,000,000 shares; issued and outstanding: none
Common stock — $.001 par value; authorized 95,000,000 shares; issued and outstanding 43,112,144 shares at June 30, 2013 and 32,204,720 at December 31, 2012	43,112	32,205
Additional paid-in capital	173,624,471	156,142,873
Accumulated deficit	(156,133,239)	(142,199,868)

Stockholders’ Equity	17,534,344	13,975,210

Total Liabilities and Stockholders’ Equity	$26,599,764	$17,269,813

*	Derived from the audited balance sheet as of December 31, 2012

MELA SCIENCES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenue	$144,399	$75,757	$288,499	$87,007
Cost of revenue	1,381,447	372,048	2,461,710	502,458

	(1,237,048)	(296,291)	(2,173,211)	(415,451)

Operating expenses:
Research and development	1,122,962	1,673,338	2,384,963	4,108,096
Selling, general and administrative	4,672,540	3,528,575	8,959,768	6,746,066

Operating loss	(7,032,550)	(5,498,204)	(13,517,942)	(11,269,613)

Interest income	2,710	9,021	4,815	22,405
Interest expense	(291,622)		(340,385)
Change in fair value of warrant liability	(105,292)		(89,859)
Other income	5,000	4,996	10,000	9,996

Net loss:	$(7,421,754)	$(5,484,187)	$(13,933,371)	$(11,237,212)

Basic and diluted net loss per common share	$(0.17)	$(0.18)	$(0.34)	$(0.37)

Basic and diluted weighted average number of common shares outstanding	43,086,595	30,332,217	41,170,911	30,323,061

MELA SCIENCES, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(13,933,371)	$(11,237,212)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,107,009	330,395
Allowance for uncollectible accounts	40,290	—
Inventory reserve	325,000	—
Non-cash interest expense	98,706	—
Change in fair value of warrant liability	89,859	—
Write-off of unamortized financing costs	41,166	62,391
Non-cash equity compensation	1,097,106	774,493
Changes in operating assets and liabilities:
Increase in accounts receivable	(68,593)	(68,360)
Decrease (increase) in inventory	74,100	(383,181)
Decrease in prepaid expenses and other current assets	218,204	306,814
Increase in other assets	(3,500)	(6,751)
Increase in accounts payable and accrued expenses	224,958	888,813
(Decrease) increase in deferred rent	(11,826)	2,778
Increase in deferred revenue	130,653	87,974
Increase in long-term interest payable	51,922	—
Increase in other current liabilities	12,981	12,277

Net cash used in operating activities	(10,505,336)	(9,229,569)

Cash flows from investing activities:
Purchases of property and equipment	(3,766,264)	(1,390,572)

Net cash used in investing activities	(3,766,264)	(1,390,572)

Cash flows from financing activities:
Proceeds from borrowings and issuance of warrant	6,000,000	—
Expenses related to borrowings and issuance of warrant	(245,358)	—
Expenses related to public offering	0	(198,942)
Proceeds from exercise of stock options	18,059	33,310
Net proceeds from public offerings	15,789,873	—

Net cash provided by (used in) financing activities	21,562,574	(165,632)

Net increase (decrease) in cash and cash equivalents	7,290,974	(10,785,773)
Cash and cash equivalents at beginning of period	7,861,524	27,996,871

Cash and cash equivalents at end of period	$15,152,498	$17,211,098

Supplemental disclosure of cash flow information:
Non-cash investing and financing activity:
Reclassification of warrant liability to stockholders’ equity	$652,442	—
Reclassification of MelaFind® components from other assets to property and equipment	$—	$522,014